UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2021

FS Energy and Power Fund

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	814-00841 (Commission File Number)	27-6822130 (I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania (Address of principal executive offices)	19112 (Zip Code)
Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2021, Sean Coleman notified FS Investments that he is resigning from his positions with FS Investments and its affiliates, including his role as Chief Investment Officer of FS Energy and Power Fund (the “Company”), effective as of March 22, 2021. Mr. Coleman’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 21, 2021, the board of trustees of the Company appointed David Weiser as the Company’s Chief Investment Officer, effective as of March 22, 2021. Mr. Weiser’s appointment was not pursuant to any agreement or understanding with the Company or any other person. There is no family relationship between Mr. Weiser and any of the Company’s trustees or other executive officers, and there are no related party transactions with regard to Mr. Weiser that are reportable under Item 404(a) of Regulation S-K. Mr. Weiser will not receive any direct compensation from the Company.

Set forth below is Mr. Weiser’s biographical information:

David Weiser, age 40, is a Managing Director in the investment management group of FS Investments, which he joined in 2015. Before joining FS Investments and its affiliated investment advisers, Mr. Weiser served as a research analyst at Towerview LLC, a long-biased public equities fund, from January 2007 to July 2015, where he originated and executed investments in companies involved in mergers, restructurings and deep value situations. Prior to that role, Mr. Weiser was an associate at Golub Capital from May 2005 to January 2007, where he executed middle market debt and equity investments. Mr. Weiser earned a Bachelor of Science in economics (magna cum laude) from the Wharton School at the University of Pennsylvania.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Energy and Power Fund

Date: March 23, 2021	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Secretary and General Counsel